Exhibit 23.4

CONSENT OF JOHN BURNS REAL ESTATE CONSULTING, LLC

We hereby consent to the use of our name in Amendment No. 2 to the registration statement on Form S-1 (collectively with any amendments and supplements thereto, the “Registration Statement”), filed by Century Communities, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission, and to the references to the market study prepared by us for the Company, wherever appearing in the Registration Statement, including, but not limited to, the references, conclusions, forecasts and assumptions contained under the headings “Statement Regarding Market Data,” “Summary,” “Market Opportunity,” “Our Business,” and “Experts” in the Registration Statement.

Dated: May 29, 2014

/s/ JOHN BURNS REAL ESTATE CONSULTING, LLC